UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 24, 2007

Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)

(276) 326-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On January 24, 2007, First Community Bancshares, Inc. (the “Company”) held a conference call to discuss its financial results for the quarter and year ended December 31, 2006. The conference call was previously announced in the earnings release dated January 23, 2007. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer –
Good Morning and welcome to the First Community Bancshares, Inc. fourth quarter conference call. We are very pleased that you have joined us today. I am joined today by our Chief Financial Officer, David Brown. Following my comments on activities for the fourth quarter, Dave will provide an overview of the fourth quarter results and the earnings release. We will also take questions from registered callers following the prepared comments.
In the area of business acquisitions, we are pleased to say that we were able to complete the acquisition of the premier independent wealth management firm in our region. This occurred late in the fourth quarter. The firm is known as Investment Planning Consultants, and they provide financial planning, investment advice and wealth advisory services to individuals in southern West Virginia and southwest Virginia. They are headquartered in Bluefield, West Virginia, and they currently have approximately $350 million in assets under management. IPC is associated with the nationally renowned brokerage firm of Raymond James Financial Services.
The total deal value was $2.9 million with $1 million in holdback and $500 thousand in possible incentives based on predetermined NOI growth rates.
This acquisition augments our wealth management business and provides a larger, more capable platform for brokerage and advisory services. IPC is licensed in all fifty states, and maintains a customer base throughout First Community’s footprint. IPC and the Trust Division will work collaboratively through referrals and joint calling. Combined wealth assets under management for the two divisions presently exceed $860 million.
We are hopeful that the synergies of IPC, Trust, and bank referrals will accelerate other revenues from wealth management. We are also planning to invest in additional wealth resources in 2007 to provide greater coverage of accounts and spur growth.
We had a planned contractual departure of a significant account in the wealth management department during the first quarter, which constrained growth in total wealth revenues for the year. The fourth quarter included only one month of operations of IPC.
In December, First Community Bancshares was approved for operation as a Financial Holding Company opening the door for other financial activities. These activities include the sale of property and casualty insurance products through subsidiary insurance agencies of the parent company, and eliminates the small town limitation on these activities for banks.
In the area of core banking activities, we are very near the opening of our two newest branches in Winston-Salem. We are also planning an extensive marketing campaign to launch the openings, which will continue deposit growth in Winston-Salem. We saw 17% growth in deposits in Winston in 2006, and see that trend continuing.

Total asset growth in 2006 was 4.26%, but was constrained by the sale of branches in the second and fourth quarters with deposits totaling $27 million. Net growth in total assets of $81 million was funded by growth in repurchase agreements, borrowings, and all categories of deposits except savings/money market. Demand and time deposits grew by 2.8%, while savings/money market fell as customers moved into higher yielding investments. Combined deposit and repurchase agreement growth for the quarter was approximately $27 million or about 2% annualized, net of deposits transferred in the Rowlesburg branch sale.
Growth in repurchase agreements reflects increases in business sweep accounts of $12 million and retail repurchase agreements of $15 million. We also added $50 million in matched-funding leverage transactions which were executed in September and December 2006. These leverage transactions are presently yielding 138 basis points in spread and annual earnings of approximately $690 thousand.
Turning to loan production, we have seen a slight decline in outstandings in the fourth quarter, as loans held for investment decreased $15 million for the quarter. With the slow-down in real estate development, increased credit standards, and scheduled payoffs, we saw residential and commercial real estate decrease by $3.6 million and $3.0 million, respectively. Consumer installment loans were also down $4.7 million. Loans sold as part of our branch sales totaled $4.1 million and were largely in the residential real estate and consumer loan categories.
Presently we are down by about five commercial account officers. We are in the process of adding new lending staff in Richmond and East Tennessee. We also transferred a significant producer to the Charlotte office and we are beginning to see new production from that move.
Over the course of the last year residential real estate loans have been relatively unchanged. The decrease has occurred largely in commercial real estate loans which are down $45 million or about 10%. We had approximately $30 million in hospitality loan payoffs during 2006. Consumer loans also decreased about $17 million or 16%. Construction and HELOC loans showed the only segment increases, about $14 million and $4 million, respectively. Loans sold as part of our branch sales totaled $4 million and were largely in the residential real estate and consumer loan categories.
The biggest story for 2006 was the significant reduction in operating costs, largely in salaries and benefits. In the fourth quarter operating costs declined by $510 thousand versus the fourth quarter of 2005. Salaries and benefits alone were down $118 thousand and $1.4 million for the linked and comparable quarters, respectively. The $118 thousand decrease in the linked quarters illustrated the continuing, but decelerating decline in the salaries line since the second quarter as we approach optimum staffing in a consolidated environment. We expect continued small decreases in the first two quarters of 2007. Those would be small decreases on a linked quarter basis, but should be significant versus the first and second quarters in 2006.
I should note that fourth quarter salaries and benefits were down due to lower ESOP expense as a result of lower contribution levels and utilization of forfeitures. Conversely, fourth quarter 2005 charges for benefit and incentive plans were up as we incurred increased incentive compensation plan costs.
In the fourth quarter the company also froze the ESOP portion of the retirement plan and shifted all contributions to the 401(k) side of the plan. The net effect of this amendment on charges for 2007 and beyond will be an expense reduction of at least 2% of eligible salaries. The reduction may be larger dependent on participation levels and elections by employees for 2007 and succeeding years. In 2007 we believe this will result in a reduction of retirement expense between $500 and $700 thousand. The thrust of this plan amendment is to curtail rising pension costs in the face of future acquisitions and increase employee involvement in retirement contributions through the 401(k). This will emphasize the 401(k)

element of the plan, which will be the exclusive benefit going forward, as our company contribution will now be in the form of a dollar for dollar match on up to 8% of employee deferrals. It will also provide greater diversification of employee investments through contributions to the 401(k) and through the newly legislated ESOP diversification rules.
Dave will cover net interest margin, however I will comment that although the velocity of deposit re-pricing is slowing, we still believe that 2007 will be a challenging year in terms of net interest margin. It will be important that we grow the asset base and more specifically grow loan assets.
The additional expense reductions will assist us in maintaining and growing the bottom line and EPS and we are also optimistic about possible increases in non-interest revenues from wealth management and deposit products.
And with that, I will turn the call over to David Brown who will review the financials for the fourth quarter and year-end 2006.
David D. Brown, Chief Financial Officer –
Thank you, John. We had a great fourth quarter, which capped off an equally great year.
Fourth quarter net income was a record $7.63 million, or 68 cents per diluted share. Current quarter results compare very favorably to fourth quarter 2005 net income of $7.22 million, or 64 cents per diluted share, an increase of $407 thousand, or 5.6%. Return on average assets was 1.51% compared to 1.44% a year ago. Return of average equity was 14.41% compared to 14.69% for the fourth quarter of 2005.
We are also very proud of a record year of $28.95 million, or $2.57 per diluted share. 2006 earnings were 10.1% greater than 2005 results of $26.30 million, or $2.32 per diluted share. ROA was 1.46% compared to 1.37% for 2005. ROE was 14.32% compared to 13.79% for 2005.
On a core basis, quarterly net income was $7.49 million, an increase of $660 thousand, or 9.6%, compared to fourth quarter 2005. Full year core earnings were $28.21 million, an increase of $2.58 million, or 10.1%, compared to 2005. Also in our core calculation is the $364 thousand write-off of a limited partnership investment.
Tax-equivalent interest income for the quarter was $31.85 million and $124.04 million for the year, increases of 5.3% and 9.2% compared the prior periods, respectively. The increases were due mostly to increases in the rates. Fourth quarter interest expense increased 5.6% compared to third quarter and 24.3% compared to fourth quarter 2005.
The biggest drivers of those increases were time deposits, fed funds purchased and repurchase agreements. Interest on time deposits rose consistently throughout 2006, adding almost a full one hundred basis points compared to 2005. The increases in CD costs are slowing, but still ranged around 26% compared to third quarter 2006. We anticipate net CD funding costs to increase throughout 2007, but with the pace beginning to slow in the third quarter.
All of that brought fourth quarter margin to 4.09% and full-year margin to 4.22%. Continuing to contribute to the margin compression is April 2006 BOLI investment. Essentially, we moved $25 million out of earning assets and the related earnings into non-interest income. That BOLI investment is yielding over 9% on a tax-equivalent basis. The net effect of that income on margin would have been an increase of 5 basis points on the year.

Quarterly non-interest income was down compared to last year, however there were $333 thousand in 2006 and $4.37 million in 2005 in branch sale gains. Without those gains, non-interest income increased $609 thousand, or 13.2%. Wealth management revenues climbed in the fourth quarter with the addition of IPC in late November. Service fees on deposit accounts have remained flat, but that is due mostly to the divestiture of approximately $72 million of deposit accounts over 13 months.
Core non-interest expense continues to decline, led by the decreases in salaries and benefits. Since last year-end, we have reduced the number of full-time equivalent employees from 716 to 602. We finished the year at $3.37 million in assets per FTE. We expect that the level of staffing will remain roughly the same in the near future. There are some further potential reductions, but those will be largely offset by the new branches that are coming on line.
Salaries and benefits were $6.03 million for the fourth quarter compared to $7.45 million in the fourth quarter of 2005. We benefited from $525 thousand in the lessened retirement benefits accruals in the fourth quarter of 2006, and we incurred an extra $200 thousand in incentive accruals in the fourth quarter of 2005. After those adjustments, we were still down almost $700 thousand compared to the prior year. For the full year, total salaries and benefits decreased $2.61 million, or 8.9%.
Total salaries was also impacted negatively by the adoption of FAS 123R. We added approximately $275 thousand in pre-tax expense for stock options, which equates to a penny-and-a-half.
Overall efficiency numbers continue to improve. For the second quarter in a row, efficiency came in below 50%. Fourth quarter efficiency was 48.02% and the full-year figure was 51.05%.
On the balance sheet side, we finished the year at $2.03 billion in total assets. Average investments are increasing as we are adding to the portfolio with liquidity returning from net payoffs in the loan portfolio and a couple of leverage transactions. Average loans have decreased approximately $30 million since the fourth quarter of 2005, however new loan production for 2006 was strong at $573 million. Fourth quarter new loan production was $136 million compared to $172 million in 2005, mostly as a result of the loss in lending staff. With the addition of the new lenders, we should see that new loan production number picking back up.
2006 was also the 15th consecutive year of dividend increases to shareholders. The full year cash dividend was $1.04, which was a yield of about 2.6% on the year-end stock price. Over those fifteen years, dividends have increased at an average annual rate of 10%.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date:	January 24, 2007	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer